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                                                               EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-3 No. 33-52817) and related Prospectus of Merisel, Inc. for the registration of 6,037,500 shares of its common stock and to the incorporation by reference therein of our report dated January 7, 1994, with respect to the statements of revenues and operating expenses of the United States Franchise and Distribution Division of ComputerLand Corporation for the years ended September 30, 1993 and 1992 included in Merisel, Inc.'s Current Report on Form 8-K dated January 31, 1994, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG

San Jose, California

May 3, 1994